EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2014 Results and Updates Full Year Guidance
THE WOODLANDS, Texas, May 15, 2014 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the first quarter ended March 31, 2014. Highlights include the following:
First Quarter 2014 Comparisons to First Quarter 2013

•	First Quarter 2014 Basic and Diluted EPS of $0.22 per Share

•	Net Income Before Income Taxes Increased 99.9% to $7.1 million

•	Home Closings Increased 91.7% to 485 Homes

•	Home Sales Revenues Increased 112.4% to $75.9 million

•	Average Home Sales Price Increased 10.8% to $156,535

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues Increased to 27.5% from 26.9%

•	Active Selling Communities Increased to 28 from 17

•	Total Owned and Controlled Lots Increased to 17,028 Lots
Financial information for the first quarter of 2013 is presented on a pro forma basis and gives effect to the acquisition of joint venture interests in the LGI/GTIS Joint Ventures (as defined below) as if the acquisitions had occurred on January 1, 2012. Please see the Unaudited Pro Forma Statements of Operations included later in this release.

Management Comments
“LGI Homes has had a phenomenal start to the year and we are very pleased with our first quarter results,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Due to the strength of the market and demand for homeownership, we are increasing our previously released guidance. We believe we will close at least 2,300 homes and have a minimum of 37 active selling communities by the end of the year. In addition to closings and community count, we maintain an intense focus on margins and profitability and are now offering guidance on earnings per share.”

2014 First Quarter Results
Home closings during the first quarter of 2014 increased 91.7% to 485 from 253 during the first quarter of 2013. Active selling communities increased 64.7% to 28 from 17 in the first quarter of last year. During the first quarter of 2014, the Company's Southwest Division successfully expanded into the Tucson, Arizona and Albuquerque, New Mexico markets.
Home sales revenues for the first quarter of 2014 increased 112.4% to $75.9 million compared to the first quarter of 2013. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.

The average home sales price was $156,535 for the first quarter of 2014, an increase of $15,288, or 10.8%, over the first quarter of 2013. This increase was primarily due to an improved pricing environment and a shift in product mix.
Adjusted gross margin as a percentage of home sales revenues for the first quarter of 2014 increased to 27.5% from 26.9% for the first quarter of 2013, primarily reflecting the net impact of higher average home sales prices. This is an increase of 60 basis points year over year and an increase of 160 basis points over the previous quarter. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Net income of $4.6 million, or $0.22 per basic and diluted share for the first quarter of 2014 includes the cost of sales of $1.1 million related to the step up adjustment for homes acquired in the GTIS Acquisitions that were closed during the quarter.
Updated Outlook for 2014
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is increasing its previously released guidance. The Company believes it will close at least 2,300 homes and have a minimum of 37 active selling communities by the end of the year. In addition, the Company is now offering guidance on earnings per share, and is forecasting EPS for 2014 to be between $1.22 and $1.30 per share. This outlook assumes that general economic and mortgage availability conditions in 2014 are similar to those in 2013. In addition, this outlook also assumes that home sales prices, construction costs and overall absorption rates for the remainder of 2014 are consistent with the Company’s recent experience.
Background
Prior to the completion of the Company’s initial public offering (the “IPO”), the Company’s predecessor owned a 15% equity interest in and managed the day-to-day operations of four joint venture entities (the “LGI/GTIS Joint Ventures”). Concurrent with the IPO, the Company acquired all of the equity interests in the LGI/GTIS Joint Ventures that it did not own immediately prior to the IPO (the “GTIS Acquisitions”). The historical financial statements, for the three months ended March 31, 2013, present the predecessor’s interests in the LGI/GTIS Joint Ventures using the equity method and the predecessor’s share of the LGI/GTIS Joint Ventures’ net earnings are included in income from unconsolidated joint ventures. Effective November 13, 2013, the Company owns all of the equity interests in the LGI/GTIS Joint Ventures and accounts for them on a consolidated basis after such date.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 11 a.m. Eastern Time on Thursday, May 15, 2014. The call will be hosted by, Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investors section of the Company’s website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.

An archive of the webcast will be available on the Company's website for approximately 90 days. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “35573780”. This replay will be available until May 23, 2014.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design and construction of homes in Texas, Arizona, Florida, Georgia and New Mexico. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tampa, Orlando, Atlanta, Tucson and Albuquerque. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$25,658	$54,069
Accounts receivable	5,541	5,402
Real estate inventory	177,538	141,983
Pre-acquisition costs and deposits	14,056	3,703
Deferred taxes, net	386	288
Property and equipment, net	1,049	845
Other assets	2,674	1,992
Goodwill and intangible assets, net	12,666	12,728
Total assets	$239,568	$221,010

LIABILITIES AND EQUITY
Accounts payable	$13,369	$14,001
Accrued expenses and other liabilities	7,644	7,100
Notes payable	48,820	35,535
Total liabilities	69,833	56,636

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 20,763,449 issued and outstanding	208	208
Additional paid-in capital	157,823	157,056
Retained earnings	11,704	7,110
Total equity	169,735	164,374
Total liabilities and equity	$239,568	$221,010

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013

Revenues:
Home sales	$75,919	$21,479
Management and warranty fees	—	481
Total revenues	75,919	21,960
Cost of sales	56,389	15,817
Selling expenses	7,362	2,248
General and administrative	5,105	1,759
Income from unconsolidated LGI/GTIS Joint Ventures	—	(292)
Operating income	7,063	2,428
Interest expense, net	—	(4)
Other income, net	4	73
Net income before income taxes	7,067	2,497
Income tax provision	(2,473)	(47)
Net income	4,594	2,450
Income attributable to non-controlling interests	—	—
Net income attributable to owners	$4,594	$2,450
Basic and diluted earnings per share data:
Basic	$0.22
Diluted	$0.22

Weighted average number of shares of common stock:
Basic	20,763,449
Diluted	20,862,701

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.

A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions. Approximately $1.1 million of the $7.4 million fair value step-up adjustment is included in cost of sales for the three months ended March 31, 2014 related to real estate inventory at November 13, 2013 that was closed during the first quarter of 2014. As of March 31, 2014, a total of $4.6 million of the step-up adjustment has been amortized to cost of sales. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Three Months Ended March 31, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(In thousands)
Revenues:
Home sales	$21,479	$14,257	$—		$35,736
Management and warranty fees	481	—	(481)	(c)	—
Total revenues	21,960	14,257	(481)		35,736
Cost of sales	15,817	10,449	(44)	(c)	26,222
Selling expenses	2,248	1,621	—		3,869
General and administrative	1,759	839	(394)	(b)(c)	2,204
Income from unconsolidated LGI/GTIS Joint Ventures	(292)	—	292	(a)	—
Operating income	2,428	1,348	(335)		3,441
Interest expense	(4)	—	—		(4)
Other income, net	73	25	—		98
Net income before income taxes	2,497	1,373	(335)		3,535
Income tax provision	(47)	(27)	—		(74)
Net income	2,450	1,346	(335)		3,461
Income attributable to non-controlling interests	—	—	—		—
Net income attributable to owners	$2,450	$1,346	$(335)		$3,461

(a) Eliminates our Predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b) Reflects amortization of the $0.7 million marketing related intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.1 million for the three months ended March 31, 2013.

(c) Reflects the elimination of $0.5 million of management and warranty fees our Predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. The applicable management services agreements were terminated in connection with the GTIS Acquisitions. The corresponding charges of $0.4 million and $0.04 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

Non-GAAP Measures
In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains the non-GAAP financial measure adjusted gross margin. The reason for the use of this measure, a reconciliation of this measure to the most directly comparable GAAP measure, and other information relating to this measure are included below.
Adjusted gross margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

			Pro Forma
	Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2013
Home sales revenues	$75,919	$21,479	$35,736
Cost of sales	56,389	15,817	26,222
Gross margin	19,530	5,662	9,514
Purchase accounting adjustment (a)	1,091	—	—
Capitalized interest charged to cost of sales	277	111	111
Adjusted gross margin	$20,898	$5,773	$9,625
Gross margin % (b)	25.7%	26.4%	26.6%
Adjusted gross margin % (b)	27.5%	26.9%	26.9%

(a)
This adjustment results from the application of purchase accounting in connection with the GTIS Acquisitions and represents the amount of the fair value step-up adjustment to real estate inventory closed during the three months ended March 31, 2014.

(b)	Calculated as a percentage of home sales revenues.

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes